Exhibit 10.11

BALLAST POINT BREWING & SPIRITS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Ballast Point Brewing & Spirits, Inc. (the “Company”) shall be eligible to receive cash compensation commencing on the date prior to the date on which the Company’s common stock commences trading pursuant to the initial public offering of the Company’s common stock (the “Effective Date”), as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash compensation, unless such Non-Employee Director declines the receipt of such cash compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash compensation arrangements between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $45,000 for service on the Board.

(b) Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $5,000 for such service.

(iii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $5,000 for such service.

(iv) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $5,000 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

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